Exhibit 10.3

EXECUTION COPY

This EMPLOYMENT AGREEMENT by and between Great Wolf Resorts, Inc., a Delaware corporation (the “Company”), and Kimberly K. Schaefer (“Executive”) (collectively the “Parties”) is made as of the 13th day of August, 2012 (the “Effective Date”).

WHEREAS, the Company and Executive have previously entered into an employment agreement, dated as of December 13, 2004 (the “Prior Agreement”); and

WHEREAS, the Parties desire to supersede the Prior Agreement and enter into this employment agreement (the “Agreement”) pursuant to the terms, provisions and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, understandings, representations, warranties, undertakings and promises hereinafter set forth, intending to be legally bound thereby, the Parties agree as follows:

1.	Employment Period.

Subject to earlier termination in accordance with Section 3 of this Agreement, Executive shall be employed by the Company for a period commencing on the Effective Date and ending on the fifth anniversary of the Effective Date (the “Employment Period”) unless the parties mutually agree to extend the term at least ninety (90) days prior to the end of the Employment Period. Upon Executive’s termination of employment with the Company for any reason, Executive shall immediately resign all positions with the Company or any of its subsidiaries or affiliates, including any position as a member of the Company’s Board of Directors (the “Board”).

2.	Terms of Employment.

(a) Position. During the Employment Period, Executive shall serve as President and Chief Executive Officer of the Company and will perform such duties and exercise such supervision with regard to the business of the Company as are associated with such position, including such duties as may be prescribed from time to time by the Board. Executive shall report directly to the Board and if reasonably requested by the Board, Executive hereby agrees to serve (without additional compensation) as an officer and director of the Company or any affiliate or subsidiary thereof.

(b) Duties. During the Employment Period, Executive shall have such responsibilities, duties, and authority that are customary for Executive’s position, subject at all times to the control of the Board, and shall perform such services as customarily are provided by an executive of a corporation with Executive’s position and such other services consistent with Executive’s position, as shall be assigned to Executive from time to time by the Board. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote all of Executive’s business time to the business and affairs of the Company and to use Executive’s commercially reasonable efforts to perform faithfully, effectively and efficiently Executive’s responsibilities and obligations hereunder. Executive shall be entitled to engage in charitable and educational activities and to manage Executive’s personal and family investments, to the extent such activities are not competitive with the business of the Company, do not interfere with the performance of Executive’s duties for the Company and are otherwise consistent with the Company’s governance policies.

(c) Compensation.

(i) Base Salary. During the Employment Period, Executive shall receive an initial annual base salary in an amount equal to Five Hundred Sixty One Thousand dollars ($561,000), less all applicable withholdings, which shall be paid in accordance with the customary payroll practices of the Company and prorated for partial calendar years of employment (as in effect from time to time, the “Annual Base Salary”). The Annual Base Salary shall be subject to annual review by the Board, in its sole discretion, for possible increase and any such increased Annual Base Salary shall constitute “Annual Base Salary” for purposes of this Agreement.

(ii) Annual Bonus. During the Employment Period, with respect to each completed fiscal year of the Company, Executive shall be eligible to receive a bonus (the “Bonus”) of up to 150% of Annual Base Salary contingent upon the achievement of qualitative and quantitative performance goals approved by the Board. The Bonus, if any, shall be paid in the year following the fiscal year to which the Bonus relates. Notwithstanding the foregoing, the Bonus for fiscal year 2012 shall be based on the Company’s bonus plan as in effect on the Effective Date; provided, however, that with respect to fiscal year 2012, the amount of any bonus payable to Executive shall be reduced by $250,000.

(iii) Equity.

(1) Investment Equity. Executive shall invest $1,250,000 in K-9 Holdings, Inc. (“Holdings”). Such investment (x) shall be in common stock of Holdings (“Common Stock”) that is economically equivalent to the securities acquired by K-9 Investors, L.P. (“Apollo”) in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated March 13, 2012, among Holdings, K-9 Acquisition, Inc., and the Company (the “Transaction”) and (y) shall be made at a valuation equal to Apollo’s investment (the “Investment Price”).

(2) Options. As soon as practicable following the Effective Date, Executive shall be granted options to purchase 568,443 shares of Common Stock with an exercise price equal to fair market value on the date of grant based on the Investment Price, subject to the terms of the applicable award agreement and the K-9 Holdings, Inc. 2012 Equity Incentive Plan (the “Plan”).

(3) Restricted Stock. As soon as practicable following the Effective Date, Executive shall be granted restricted shares of Common Stock with a value equal to approximately $250,000 (the “Restricted Stock”), based on the fair market value of the Common Stock as of the grant date. The terms and conditions relating to the Restricted Stock will be set forth in a written award agreement and the related shareholders agreement. Subject to Executive’s continuous employment, the Restricted Stock will vest on the date the Bonus is paid in respect of fiscal year 2012; provided, however, that in the event that the amount of the Bonus, if any, payable in respect of 2012 is less than $250,000, then Executive shall forfeit all or a portion of the Restricted Stock with aggregate value equal to such shortfall. The withholding taxes due upon the vesting of the Restricted Stock shall be satisfied by reducing the number of shares of Common Stock deliverable to Executive upon vesting of the Restricted Stock by a number sufficient to satisfy the minimum withholding obligation.

(iv) Benefits. During the Employment Period, Executive shall be eligible to participate in all retirement, compensation and employee benefit plans, practices, policies and programs provided by the Company to the extent applicable generally to other executives of the Company (except severance plans, policies, practices, or programs) subject to the eligibility criteria set forth therein, as such may be amended or terminated from time to time. The benefits and perquisites provided to Executive will be substantially comparable in the aggregate to the benefits and perquisites that Executive enjoyed as of the closing of the Transaction. In addition, the Company shall provide Executive with directors and officers insurance coverage at least equal to that provided to other Company directors and officers.

(v) Expenses. During the Employment Period, Executive shall be entitled to receive reimbursement for all reasonable business expenses incurred by Executive in performance of Executive’s duties hereunder provided that Executive provides all necessary documentation in accordance with the Company’s policies.

3.	Termination of Employment.

(a) Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death. If Executive becomes subject to a “Disability” (as defined below) during the Employment Period, the Company may give Executive written notice in accordance with Sections 3(g) and 9(g) of its intention to terminate Executive’s employment. For purposes of this Agreement, “Disability” means Executive’s inability to perform Executive’s duties hereunder by reason of any medically determinable physical or mental impairment for a period of six (6) months or more in any twelve (12) month period.

(b) Cause. Executive’s employment may be terminated at any time by the Company for “Cause” (as defined below). For purposes of this Agreement, “Cause” shall mean Executive’s (i) commission of, conviction for, plea of guilty or nolo contendere to a felony or a crime involving moral turpitude, or other material act or omission involving dishonesty or fraud, (ii) engaging in conduct that constitutes fraud or embezzlement, (iii) engaging in conduct that constitutes gross negligence or willful gross misconduct that results or could reasonably be expected to result in harm to the Company’s business or reputation, (iv) breach of any material terms of Executive’s employment, including this Agreement, which results or could reasonably be expected to result in harm to the Company’s business or reputation or (v) continued willful failure to substantially perform Executive’s duties. Executive’s employment shall not be terminated for “Cause” within the meaning of clauses (iv) and (v) above unless Executive has been given written notice by the Company stating the basis for such termination and Executive is given fifteen (15) days to cure, to the extent curable, the neglect or conduct that is the basis of any such claim.

(c) Termination Without Cause. The Company may terminate Executive’s employment hereunder without Cause at any time.

(d) Good Reason. Executive’s employment may be terminated at any time by Executive for Good Reason upon sixty (60) days’ prior written notice following the occurrence of the event giving rise to the termination for Good Reason. For purposes of this Agreement, “Good Reason” means voluntary resignation after any of the following actions taken by the Company without Executive’s written consent: (i) any material failure of the Company to fulfill its obligations under this Agreement, (ii) a material and adverse change to, or a material reduction of, Executive’s duties and responsibilities to the Company, (iii) a material reduction in Executive’s then current Annual Base Salary (not including any diminution related to a broader compensation reduction that is not limited to Executive specifically and that is not more than 10% in the aggregate), (iv) the relocation of Executive’s primary office to a location more than fifty (50) miles from the current location in Madison, WI, or (v) the failure of any successor to all or substantially all of the Company’s assets to assume this Agreement, whether in writing or by operation of law; provided, that any such event shall not constitute Good Reason unless and until Executive shall have provided the Company with written notice thereof no later than thirty (30) days following Executive’s knowledge of the initial occurrence of such event and the Company shall have failed to remedy such event within thirty (30) days of receipt of such notice.

(e) Voluntary Termination. Executive’s employment may be terminated at any time by Executive without Good Reason upon thirty (30) days’ prior written notice.

(f) Termination as a Result of Expiration of the Employment Period. Unless otherwise agreed between the parties, Executive’s employment shall automatically terminate upon the expiration of the Employment Period.

(g) Notice of Termination. Any termination by the Company for Cause or without Cause, or by Executive for Good Reason or without Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 9(g). For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) if the “Date of Termination” (as defined below) is other than the date of receipt of such notice, specifies the termination date. The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

(h) Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Cause, without Cause or by reason of Disability, or by Executive for Good Reason or without Good Reason, the date of receipt of the Notice of Termination (in the case of a termination with or without Good Reason, provided such Date of Termination is in accordance with Section 3(d) or Section 3(e)) or any later date specified therein pursuant to Section 3(g), as the case may be, (ii) if Executive’s employment is terminated by reason of death, the date of death, and (iii) the expiration of the Employment Period, and the termination of Executive’s employment upon the date of such expiration.

4.	Obligations of the Company upon Termination.

(a) With Good Reason; Without Cause. If during the Employment Period, the Company shall terminate Executive’s employment without Cause or Executive shall terminate Executive’s employment for Good Reason, then the Company will provide Executive with the following payments and/or benefits:

(i) The Company shall pay to Executive as soon as reasonably practicable but no later than the 15th day of the third month following the end of the calendar year that contains the Date of Termination in a lump sum to the extent not previously paid, (A) the Annual Base Salary through the Date of Termination, (B) the Bonus earned for any fiscal year ended prior to the year in which the Date of Termination occurs, provided that Executive was employed on the last day of such fiscal year, (C) the amount of any unpaid expense reimbursements to which Executive may be entitled pursuant to Section 2(c)(v) hereof, and (D) any other vested payments or benefits to which Executive or Executive’s estate may be entitled to receive under any of the Company’s benefit plans or applicable law, in accordance with the terms of such plans or law (clauses (A)-(D), the “Accrued Obligations”); and

(ii) subject to Section 4(f) below, after the Date of Termination:

(1) the Company will pay Executive a lump sum amount equal to one times (1x) the sum of (x) Executive’s Annual Base Salary as in effect as of the Date of Termination and (y) the amount of any bonus paid or payable to Executive in respect of the year prior to the year of termination; and

(2) the Company will pay Executive a lump sum amount equal to thirty-six times (36x) the Company’s monthly contribution on behalf of Executive to the Company’s healthcare, life insurance and accidental death and dismemberment plans or policies (grossed up for applicable taxes) (the amounts described in Sections 4(a)(ii)(1) and (2) collectively, the “Severance Payment”). The Severance Payment shall be made in a lump sum on the date that is sixty (60) days following the Date of Termination, subject to the terms and conditions in Section 4(f) below.

(b) With Good Reason; Without Cause following a Change in Control. If during the Employment Period, a Change in Control (as defined in the Plan) occurs and within eighteen (18) months following the occurrence of such Change in Control, the Company shall terminate Executive’s employment without Cause or Executive shall terminate Executive’s employment for Good Reason, then, in lieu of the payments and benefits described in Section 4(a) above, the Company will provide Executive with the following payments and/or benefits:

(i) the Accrued Obligations; and

(ii) subject to Section 4(f) below, after the Date of Termination:

(1) the Company will pay Executive a lump sum amount equal to two times (2x) the sum of (x) Executive’s Annual Base Salary as in effect as of the Date of Termination and (y) the amount of any bonus paid or payable to Executive in respect of the year prior to the year of termination; and

(2) the Company will pay Executive a lump sum amount equal to thirty-six times (36x) the Company’s monthly contribution on behalf of Executive to the Company’s healthcare, life insurance and accidental death and dismemberment plans or policies (grossed up for applicable taxes); and

(3) any equity awards granted to Executive pursuant to the Plan and outstanding as of the Date of Termination shall accelerate in full (the payments and benefits described in Sections 4(b)(ii)(1) - (3) collectively, the “Enhanced Severance Payment”). The Enhanced Severance Payment shall be made in a lump sum on the date that is sixty (60) days following the Date of Termination, subject to the terms and conditions in Section 4(f) below.

(c) Death or Disability. If Executive’s employment shall be terminated by reason of the Executive’s death or Disability, then the Company will provide Executive with the Accrued Obligations. Thereafter, the Company shall have no further obligation to Executive or Executive’s legal representatives.

(d) Cause; Other than for Good Reason. If Executive’s employment shall be terminated by the Company for Cause or by Executive without Good Reason, then the Company shall have no further obligations to Executive other than for payment of the Accrued Obligations.

(e) Expiration of the Employment Period. If Executive’s employment shall be terminated by reason of the expiration of the Employment Period as result of the Company’s or Executive’s non-extension, then the Company will provide Executive with the Accrued Obligations. Thereafter, the Company shall have no further obligation to Executive or Executive’s legal representatives.

(f) Separation Agreement and General Release. The Company’s obligation to make the Severance Payment or the Enhanced Severance Payment is conditioned on Executive’s or Executive’s legal representative’s executing a separation agreement and general release of claims related to or arising from Executive’s employment with the Company or the termination of employment, against the Company and its affiliates (and their respective officers and directors) in a form reasonably determined by the Company, which shall be provided by the Company to Executive within five (5) days following the Date of Termination; provided, that, if Executive should fail to execute (or revokes) such release within sixty (60) days following the Date of Termination, the Company shall not have any obligation to provide the Severance Payment or the Enhanced Severance Payment. If Executive executes the release within such sixty (60) day period and does not revoke the release within seven (7) days following the execution of the release, the Severance Payment or the Enhanced Severance Payment will be made in accordance with Section 4(a)(ii) or Section 4(b)(ii), as applicable.

5.	Restrictive Covenants.

(a) Non-Solicitation. In consideration of Executive’s employment and receipt of payments hereunder, including, without limitation, the grant of options under Section 2(c), during the period commencing on the Effective Date and ending twelve (12) months after the Date of Termination (the “Restricted Period”), Executive shall not directly, or indirectly through another person, (x) induce or attempt to induce any employee, representative, agent or consultant of the Company or any of its affiliates or subsidiaries to leave the employ or services of the Company or any of its affiliates or subsidiaries, or in any way interfere with the relationship between the Company or any of its affiliates or subsidiaries and any employee, representative, agent or consultant thereof, (y) hire any person who was an employee, representative, agent or consultant of the Company or any of its affiliates or subsidiaries at any time during the twelve-month period immediately prior to the date on which such hiring would take place or (z) directly or indirectly call on, solicit or service any customer, supplier, licensee, licensor, representative, agent or other business relation of the Company or any of its affiliates or subsidiaries in order to induce or attempt to induce such person to cease doing business with, or reduce the amount of business conducted with, the Company or any of its affiliates or subsidiaries, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, representative, agent or business relation of the Company or any of its affiliates or subsidiaries. No action by another person or entity shall be deemed to be a breach of this provision unless the Executive directly or indirectly assisted, encouraged or otherwise counseled such person or entity to engage in such activity.

(b) Non-Competition. Executive hereby acknowledges that it is familiar with the Confidential Information (as defined below) of the Company and its subsidiaries. Executive acknowledges and agrees that the Company would be irreparably damaged if Executive were to provide services to any person competing with the Company or any of its affiliates or subsidiaries or engaged in a similar business and that such competition by Executive would result in a significant loss of goodwill by the Company. Therefore, Executive agrees that during the Restricted Period, Executive shall not (and shall cause each of Executive’s or its affiliates not to) directly or indirectly own any interest in, manage, control, participate in (whether as an officer, director, manager, employee, partner, equity holder, member, agent, representative or otherwise), consult with, render services for, or in any other manner engage in any business engaged directly or indirectly, in the Geographic Area (as defined below), in the business of the Company and its subsidiaries as currently conducted or proposed to be conducted as of the Date of Termination; provided, that nothing herein shall prohibit Executive from being a passive owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded so long as none of such persons has any active participation in the business of such corporation. For purposes of this Agreement, the “Geographic Area” shall mean North America.

(c) Non-Disclosure; Non-Use of Confidential Information. Executive shall not disclose or use at any time, either during Executive’s employment with the Company or at any time thereafter, any Confidential Information of which Executive is or becomes aware, whether or not such information is developed by Executive, except to the extent that such disclosure or use is directly related to and required by Executive’s performance in good faith of duties assigned to Executive by the Company. Executive will take all appropriate steps to safeguard Confidential Information in Executive’s possession and to protect it against disclosure, misuse, espionage, loss and theft. Executive shall deliver to the Company at the termination of Executive’s employment with the Company, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the “Work Product” (as defined in Section 5(e)(ii)) of the business of the Company and its affiliates (the “Company Group”) that Executive may then possess or have under Executive’s control.

(d) Proprietary Rights. Executive recognizes that the Company Group possesses a proprietary interest in all Confidential Information and Work Product and has the exclusive right and privilege to use, protect by copyright, patent or trademark, or otherwise exploit the processes, ideas and concepts described therein to the exclusion of Executive, except as otherwise agreed between the Company Group and Executive in writing. Executive expressly agrees that any Work Product made or developed by Executive or Executive’s agents during the course of Executive’s employment, including any Work Product which is based on or arises out of Work Product, shall be the property of and inure to the exclusive benefit of the Company Group. Executive further agrees that all Work Product developed by Executive (whether or not able to be protected by copyright, patent or trademark) during the course of Executive’s employment with the Company, or involving the use of the time, materials or other resources of the Company Group, shall be promptly disclosed to the Company Group and shall become the exclusive property of the Company Group, and Executive shall execute and deliver any and all documents necessary or appropriate to implement the foregoing.

(e) Certain Definitions.

(i) As used herein, the term “Confidential Information” means information that is not generally known to the public (but for purposes of clarity, Confidential Information shall never exclude any such information that becomes known to the public because of Executive’s unauthorized disclosure) and that is used, developed or obtained by the Company Group in connection with its business, including, but not limited to, information, observations and data obtained by Executive while employed by the Company Group concerning (A) the business or affairs of the Company Group, (B) products or services, (C) fees, costs and pricing structures, (D) designs, (E) analyses, (F) drawings, photographs and reports, (G) computer software, including operating systems, applications and program listings, (H) flow charts, manuals and documentation, (I) databases, (J) accounting and business methods, (K) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (L) customers and clients and customer or client lists, (M) other copyrightable works, (N) all production methods, processes, technology and trade secrets, and (O) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form generally available to the public (except as a result of Executive’s unauthorized disclosure) prior to the date Executive proposes to disclose or use such information. Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(ii) As used herein, the term “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) that relates to the Company Group’s actual or anticipated business, research and development or existing or future products or services and that are conceived, developed or made by Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed by the Company together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.

6.	Non-Disparagement.

During the Employment Period and at all times thereafter, neither Executive nor Executive’s agents, on the one hand, nor the Company formally, or its executives or board of directors, on the other hand, shall directly or indirectly issue or communicate any public statement, or statement likely to become public, that maligns, denigrates or disparages the other (including, in the case of communications by Executive or Executive’s agents, Company Group, any of Company Group’s officers, directors or employees, Apollo or any affiliate thereof). The foregoing shall not be violated by truthful responses to (i) legal process or governmental inquiry or (ii) by private statements to Company Group or any of Company Group’s officers, directors or employees; provided, that in the case of Executive, with respect to clause (ii), such statements are made in the course of carrying out Executive’s duties pursuant to this Agreement.

7.	Confidentiality of Agreement.

The Parties agree that the consideration furnished under this Agreement, the discussions and correspondence that led to this Agreement, and the terms and conditions of this Agreement are private and confidential. Except as may be required by applicable law, regulation, or stock exchange requirement, neither Party may disclose the above information to any other person or entity without the prior written approval of the other.

8.	Executive’s Representations, Warranties and Covenants.

(a) Executive hereby represents and warrants to the Company that:

(i) Executive has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and this Agreement has been duly executed by Executive;

(ii) the execution, delivery and performance of this Agreement by Executive does not and will not, with or without notice or the passage of time, conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject;

(iii) Executive is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, fee for services agreement, confidentiality agreement or similar agreement with any other person;

(iv) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a legal, valid and binding obligation of Executive, enforceable in accordance with its terms;

(v) Executive understands that the Company will rely upon the accuracy and truth of the representations and warranties of Executive set forth herein and Executive consents to such reliance; and

(vi) as of the date of execution of this Agreement, Executive is not in breach of any of its terms, including having committed any acts that would form the basis for a Cause termination if such act had occurred after the Effective Date.

(b) The Company hereby represents and warrants to Executive that:

(i) the Company has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and this Agreement has been duly executed by the Company;

(ii) the execution, delivery and performance of this Agreement by the Company does not and will not, with or without notice or the passage of time, conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Company is a party or any judgment, order or decree to which the Company is subject;

(iii) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a legal, valid and binding obligation of the Company, enforceable in accordance with its terms; and

(iv) the Company understands that Executive will rely upon the accuracy and truth of the representations and warranties of the Company set forth herein and the Company consents to such reliance.

9.	General Provisions.

(a) Severability. It is the desire and intent of the Parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(b) Entire Agreement and Effectiveness. Effective as of the Effective Date, this Agreement embodies the complete agreement and understanding among the Parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way, including, without limitation, the Prior Agreement.

(c) Successors and Assigns.

(i) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(ii) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law, or otherwise.

(d) Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

(e) Enforcement.

(i) Arbitration. Except for disputes arising under Sections 5 and 6 of this Agreement (including, without limitation, any claim for injunctive relief), any controversy, dispute or claim arising out of or relating to this Agreement, or its interpretation, application, implementation, breach or enforcement which the Parties are unable to resolve by mutual agreement, shall be settled by submission by either Executive or the Company of the controversy, claim or dispute to binding arbitration in New York (unless the Parties agree in writing to a different location), before a single arbitrator in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. In any such arbitration proceeding the Parties agree to provide all discovery deemed necessary by the arbitrator. The decision and award made by the arbitrator shall be accompanied by a reasoned opinion, and shall be final, binding and conclusive on all Parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof. The Company will bear the totality of the arbitrator’s and administrative fees and costs. Each party shall bear its or Executive’s litigation costs and expenses; provided, however, that the arbitrator shall have the discretion to award the prevailing party reimbursement of its or his or her reasonable attorney’s fees and costs. Upon the request of any of the parties, at any time prior to the beginning of the arbitration hearing the parties may attempt in good faith to settle the dispute by mediation administered by the American Arbitration Association. The Company will bear the totality of the mediator’s and administrative fees and costs.

(ii) Remedies. All remedies hereunder are cumulative, are in addition to any other remedies provided for by law and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed to be an election of such remedy or to preclude the exercise of any other remedy.

(iii) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(f) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(g) Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via telecopier, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via telecopier, five (5) days after deposit in the U.S. mail and one day after deposit for overnight delivery with a reputable overnight courier service.

If to the Company, to:

Great Wolf Resorts, Inc.

525 Junction Road, Suite 6000 South

Madison, WI 53717

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Apollo Management VII, L.P.

9 West 57th Street

New York, NY 10019

Attention: Scott Ross

Telephone: 212-515-3200

Facsimile: 212-515-3263

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Facsimile: (212) 872-1002

Attention: Adam Weinstein, Esq.

If to Executive, to:

Executive’s home address most recently on file with the Company.

(h) Withholdings Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(i) Survival of Representations, Warranties and Agreements. All representations, warranties and agreements contained herein shall survive the consummation of the transactions contemplated hereby indefinitely.

(j) Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. All references to a “Section” in this Agreement are to a section of this Agreement unless otherwise noted.

(k) Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(l) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(m) Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or shall comply with the requirements of such provision. Notwithstanding anything in this Agreement or elsewhere to the contrary, distributions upon termination of Executive’s employment may only be made upon a “separation from service” as determined under Section 409A of the Code. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Section 409A of the Code. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code. To the extent that any reimbursements pursuant to this Agreement or otherwise are taxable to Executive, any reimbursement payment due to Executive shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred; provided, that, Executive has provided the Company written documentation of such expenses in a timely fashion and such expenses otherwise satisfy the Company’ expense reimbursement policies. Reimbursements pursuant to this Agreement or otherwise are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year. Notwithstanding any provision in this Agreement to the contrary, if on the date of his termination from employment with the Company Executive is deemed to be a “specified employee” within the meaning of Code Section 409A and the Final Treasury Regulations using the identification methodology selected by the Company from time to time, or if none, the default methodology under Code Section 409A, any payments or benefits due upon a termination of Executive’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Code Section 409A shall be delayed and paid or provided (or commence, in the case of installments) on the first payroll date on or following the earlier of (i) the date which is six (6) months and one (1) day after Executive’s termination of employment for any reason other than death, and (ii) the date of Executive’s death, and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit. Notwithstanding any of the foregoing to the contrary, the Company and its respective officers, directors, employees, or agents make no guarantee that the terms of this Agreement as written comply with, or are exempt from, the provisions of Code Section 409A, and none of the foregoing shall have any liability for the failure of the terms of this Agreement as written to comply with, or be exempt from, the provisions of Code Section 409A.

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EXECUTION COPY

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

GREAT WOLF RESORTS, INC.

By:	/s/ James A. Calder
	Name:	James A. Calder
	Title:	CFO

EXECUTIVE

/s/ Kimberly K. Schaefer
Kimberly K. Schaefer